Exhibit 10.13

NOVAN, INC.
2016 INCENTIVE AWARD PLAN
STOCK APPRECIATION RIGHT GRANT NOTICE
AND
STOCK APPRECIATION RIGHT AGREEMENT
Novan, Inc., a Delaware corporation (the “Company”), pursuant to its 2016 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) an award of stock appreciation rights over the number of shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”) or (“Shares”) set forth below (the “SAR”). Upon exercise, each Share covered by the SAR represents the right to receive an amount equal to the Fair Market Value of one Share on the date of exercise less the Exercise Price per Share set forth below. Payment of such amount shall be in cash, Shares of Common Stock (based on their Fair Market Value as of the date the SAR is exercised) or a combination of both, as determined by the Administrator. The SAR is subject to the terms and conditions set forth in this SAR Grant Notice (this “Grant Notice”), the SAR Agreement attached hereto as Exhibit A (the “Agreement”), and the Plan, each of which is incorporated herein by reference. Furthermore, the grant of the SAR is conditioned upon Participant’s compliance with any Confidentiality and Assignment of Inventions Agreement and/or Noncompetition Agreement (the “Restrictive Covenants Agreement(s)”) and with the terms of Participant’s Employment Agreement with the Company existing or entered into in connection herewith (the “Employment Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:	Paula Brown Stafford

Grant Date:	January 6, 2020

Grant Number:	413

Exercise Price Per Share:	$0.82

Total Exercise Price:	$492,000

Total Number of Shares Subject to SAR:	600,000

Expiration Date:	January 5, 2030

Vesting and Exercise Schedule:
Subject to the terms and conditions of the Agreement, this SAR shall vest in equal installments of 75,000 shares on the last day of each calendar quarter in 2020 and 2021 such that the SAR shall become fully vested as of December 31, 2021; provided, however, that such vesting shall be contingent upon Participant’s continued, uninterrupted service with the Company, which shall include any uninterrupted service as a director or a consultant following termination of employment, through each such vesting date unless vesting is otherwise expressly accelerated pursuant to this Agreement or Participant’s Employment Agreement. So long as the SAR is no longer contingent, Participant may exercise the SAR, to the extent vested, during Participant’s service with the Company and for the twelve (12) month period following termination of the Participant’s service relationship with the Company.

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement, the Grant Notice, the Restrictive Covenants Agreement(s), and the Employment Agreement, as applicable. Participant has reviewed the Plan, the Agreement, the Grant Notice, the Restrictive Covenants Agreement(s), and the Employment Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement, the Plan, the Restrictive Covenants Agreement(s), and the Employment Agreement. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice, the Agreement, the Restrictive Covenants Agreement(s), and the Employment Agreement.

NOVAN, INC.		PARTICIPANT

By:	/s/ Robert A. Ingram	By:	/s/ Paula Brown Stafford
	Robert A. Ingram		Paula Brown Stafford
Executive Chairman, Board of Directors

2

EXHIBIT A
TO
STOCK APPRECIATION RIGHT GRANT NOTICE
STOCK APPRECIATION RIGHT AGREEMENT
Pursuant to the Stock Appreciation Right Grant Notice (the “Grant Notice”) to which this Stock Appreciation Right Agreement (this “Agreement”) is attached, Novan, Inc., a Delaware corporation (the “Company”) has granted to Participant this Stock Appreciation Right (“SAR”) under the Company’s 2016 Incentive Award Plan (as amended from time to time, the “Plan”) over the number of shares of Common Stock set forth in the Grant Notice.
Notwithstanding any other provision of the Plan, the Grant Notice, or this Agreement to the contrary, the SAR granted herein is granted to Participant on a contingent basis and this grant shall be considered irrevocably forfeited and voided in full if sufficient Shares of the Company’s Common Stock are not available under the Plan or, if necessary to provide for sufficient Shares, the Company fails to obtain stockholder approval for amendments to the Plan required to provide sufficient Shares for the SAR by the conclusion of the next annual stockholders’ meeting.
ARTICLE I.
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement, the following terms shall be defined as in Participant’s Employment Agreement with the Company (or a Subsidiary), as amended from time to time, or if Participant is not a party to such an agreement or such agreement does not contain such a definition, the terms shall be defined as follows:
(a)“Cause” shall mean (A) willful misconduct, gross negligence or an act of dishonesty of Participant with regard to the Company or any of its Affiliates, which in either case, results in or could reasonably be expected to result in material harm to the Company or such Affiliate; (B) the willful and continued failure of Participant to attempt to perform his or her duties with the Company or any of its Affiliates (other than any such failure resulting from Disability), which failure is not remedied within 30 days after receiving written notice thereof; (C) the conviction of Participant of (or the plea by Participant of guilty or nolo contendere to) any felony involving moral turpitude (other than traffic related offenses or as a result of vicarious liability); or (D) a material breach by Participant of any material provision of any written service agreement, which breach is not remedied within 10 days after receiving written notice thereof.
(b)    “Disability” shall mean Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than 12 months.
(c) “Good Reason” shall mean:
(i) a material diminution in Participant’s authority, duties or responsibilities; or
(ii) a material reduction in Participant’s annual base salary or target bonus,

in case of either of the foregoing, which remains uncured after 30 days following the Company’s receipt of written notice from Participant that Participant believes in good faith that such condition constitutes Good Reason; provided that Participant shall provide such written notice within a period not to exceed 90 days following Participant’s knowledge of the initial existence of such condition or occurrence of such event. Notwithstanding the foregoing, a Termination of Service shall not be for Good Reason unless Participant resigns within six months after the occurrence of the applicable event.
1.2    Incorporation of Terms of Plan. The SAR is subject to the terms and conditions set forth in the Plan, each of which is incorporated herein by reference, as well as this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II.
GRANT OF THE SAR
2.1     Grant of the SAR. In consideration of Participant’s past and continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant this SAR over the aggregate number of shares of Common Stock set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan, and this Agreement, subject to adjustment as provided in Section 13.2 of the Plan.
2.2     Exercise Price. The exercise price per share of the Shares of Common Stock covered by the SAR (the “Exercise Price”) shall be as set forth in the Grant Notice.
2.3     Consideration to the Company. In consideration of the grant of the SAR by the Company, Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan, the Grant Notice, or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and the Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
ARTICLE III.
PERIOD OF EXERCISABILITY
3.1     Commencement of Exercisability.
(a)    Subject to the Company having attained sufficient Shares under the Plan to eliminate the contingent nature of this SAR and Participant’s continuous employment with or service to the Company or a Subsidiary on each applicable vesting date and subject to Sections 3.1(b), 3.1(c), 3.2, 3.3, 5.7, 5.8, and 5.13 hereof, the SAR shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice;
(b)    Notwithstanding the Grant Notice or the provisions of Sections 3.1(a) and 3.1(d), in the event of Participant’s Termination of Service as a result of a termination by the Company without

Cause or upon the nonrenewal by the Company of the Term under Section 1 of the Participant’s Employment Agreement, or upon termination of employment by Participant for Good Reason under Sections 6(a)(v)(a)–6(a)(v)(d) of Participant’s Employment Agreement under circumstances not within twelve (12) months following a Change in Control, the SAR shall become vested to the extent it would have otherwise vested through the end of the calendar quarter immediately following the calendar quarter in which the Termination of Service occurs conditioned upon Participant’s execution of an Effective Release and continued compliance with applicable restrictive covenants in accordance with the Restrictive Covenants Agreements and Participant’s Employment Agreement, as applicable;
(c)    Notwithstanding the Grant Notice or the provisions of Sections 3.1(a) and 3.1(d), in the event of Participant’s Termination of Service as a result of a termination by the Company without Cause or upon the nonrenewal by the Company of the term under Section 1 of Participant’s Employment Agreement, or upon termination of employment by Participant for Good Reason under Sections 6(a)(v)(a) – 6(a)(v)(d) of Participant’s Employment Agreement within twelve (12) months following a Change in Control, the SAR shall become vested in full on the date of such Termination of Service conditioned upon Participant’s execution of an Effective Release and Participant’s continued compliance with applicable restrictive covenants in accordance with the Restrictive Covenants Agreements and Participant’s Employment Agreement, as applicable; and
(d)    Except as set forth in Sections 3.1(b) or 3.1(c), unless otherwise determined by the Administrator or as set forth in a written agreement between Participant and the Company, any portion of the SAR that has not become vested on or prior to the date of Participant’s Termination of Service shall be forfeited on the date of Participant’s Termination of Service and shall not thereafter become vested or exercisable.
3.2     Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice, if applicable, are cumulative. Each such installment that becomes vested pursuant to the vesting schedule set forth in the Grant Notice shall remain vested until it becomes unexercisable under Section 3.3 hereof. Once any portion of the SAR fails to vest or has otherwise become unexercisable, it shall be forfeited immediately.
3.3    Expiration of SAR. The SAR may not be exercised to any extent by anyone after the first to occur of the following events:
(a)    The expiration date set forth in the Grant Notice;

(b)    Except as the Administrator may otherwise approve, in the event of Participant’s Termination of Service other than for Cause, the expiration of one (1) year from the date of Participant’s Termination of Service; or
(c)    Except as the Administrator may otherwise approve, automatically upon Participant’s Termination of Service for Cause.
ARTICLE IV.
EXERCISE

4.1     Person Eligible to Exercise. During the lifetime of the Participant, only the Participant may exercise the SAR. After the death of the Participant, any vested and exercisable portion of the SAR may, prior to the time when the SAR becomes unexercisable under Section 3.3 hereof, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.
4.2     Partial Exercise. Any exercisable portion of the SAR or all of the SAR, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the SAR or portion thereof becomes unexercisable under Section 3.3 hereof. However, the SAR shall not be exercisable with respect to fractional shares.
4.3     Manner of Exercise. The SAR, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company), during regular business hours, of all of the following prior to the time when the SAR or such portion thereof become unexercisable under Section 3.3 hereof:
(a)    An exercise notice in a form specified by the Administrator, stating that the SAR or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;
(b)    The payment of any applicable withholding tax in accordance with Section 4.5;
(c)    Any other written representations or documents as may be required in the Administrator’s sole discretion to effect compliance with Applicable Law; and
(d)    In the event the SAR or portion thereof shall be exercised pursuant to Section 4.1 hereof by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the SAR.
Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4     Time of Settlement. The shares of Common Stock or cash payable upon exercise of the SAR or any portion thereof shall be provided to Participant within 60 days following the date of exercise of the SAR.
4.5    Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)    The Company and its Subsidiaries have the authority to deduct or withhold, or require Participant to remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Company and its Subsidiaries may withhold or Participant may make such payment in one or more of the forms specified below:
(i)    by cash or check made payable to the Company or the Subsidiary with respect to which the withholding obligation arises;

(ii)    by the deduction of such amount from other compensation payable to Participant;
(iii)    by the Company withholding a net number of shares of Common Stock issuable upon the exercise of the SAR having a then current Fair Market Value or, if the SAR is settled in cash, an amount of the cash payment made with respect to the SAR, in each case not exceeding the amount necessary to satisfy the withholding obligation of the Company and the Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes or such other rate as does not result in adverse accounting consequences for the Company;
(iv)    with the consent of the Administrator, by tendering to the Company Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes or such other rate as does not result in adverse accounting consequences for the Company;
(v)    if the Administrator determines to settle the SAR in shares of Common Stock, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to any shares of Common Stock then issuable to Participant upon exercise of the SAR, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Subsidiary with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or
(vi)    in any combination of the foregoing.
Unless the Board otherwise determines, the Company and its Subsidiaries shall withhold using the method described in clause (iii) above.
(b)    The Company shall not be obligated to deliver any cash or any certificate representing shares of Common Stock issuable with respect to the exercise of the SAR to, or to cause any such shares of Common Stock to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the exercise of the SAR or any other taxable event related to the SAR; provided, however, that no payment shall be delayed under this Section 4.5(b) if such delay would result in a violation of Section 409A.
(c)    With respect to any withholding taxes arising in connection with the SAR, in the event Participant fails to provide timely payment of all sums required pursuant to Section 4.5(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 4.5(a)(ii) or Section 4.5(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate.
(d)    In the event any tax withholding obligation arising in connection with the SAR will be satisfied under Section 4.5(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those shares of Common Stock then issuable upon the exercise of the SAR as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 4.5(d). In the event of any such broker-assisted sale of shares of Common Stock: (a) any shares of Common Stock to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises, or as soon thereafter as practicable; (b) such shares of Common Stock may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (c) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or the Subsidiary with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.
(e)    Participant is ultimately liable and responsible for all taxes owed in connection with the SAR, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the SAR. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the SAR or the subsequent sale of shares of Common Stock. The Company and the Subsidiaries do not commit and are under no obligation to structure the SAR to reduce or eliminate Participant’s tax liability.
4.6     Conditions to Issuance of Shares. If the Administrator determines to settle any SAR in shares of Common Stock, the Company shall not be required to issue or deliver any shares of Common Stock upon the exercise of such SAR prior to fulfillment of all of the following conditions: (a) the admission of such shares of Common Stock to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of such shares of Common Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body that the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable and (d) the receipt of full payment of any applicable withholding tax in accordance with Section 4.5 by the Company or its Subsidiary with respect to which the applicable withholding obligation arises.
4.7     Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company, including,

without limitation, voting rights and rights to dividends, in respect of any of the Shares subject to the SAR unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). No adjustment shall be made for a dividend or other right for which the record date is prior to the date of such issuance, recordation and delivery, except as provided in Section 13.2 of the Plan. Except as otherwise provided herein, if the Administrator determines to settle the SAR in Shares, after such issuance, recordation and delivery, Participant will have all the rights of a shareholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such shares.
ARTICLE V.
OTHER PROVISIONS
5.1     Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice, and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice, and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice, or this Agreement.
5.2    SAR Not Transferable. Without limiting the generality of any other provision hereof, the SAR shall be subject to the restrictions on transferability set forth in Section 11.3 of the Plan.
5.3     Adjustments. The Administrator may accelerate the vesting of all or a portion of the SAR in such circumstances as the Administrator, in the Administrator’s sole discretion may determine. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 13.2 of the Plan (including, without limitation, an extraordinary cash dividend on such Common Stock) (and subject to the terms of Section 3.1(b) hereof), the Administrator may make such adjustments as the Administrator deems appropriate in the number of shares of Common Stock subject to the SAR, the exercise price of the SAR and the kind of securities that may be issued upon exercise of the SAR. Participant acknowledges that the SAR is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 13.2 of the Plan.
5.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by reputable overnight courier or by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
5.6    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
5.7    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the SAR is granted and may be exercised, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice, and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
5.8    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the SAR in any material way without the prior written consent of Participant.
5.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
5.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the SAR, the Grant Notice, the Foreign Appendix, if applicable, and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
5.11    Not a Contract of Employment or Service Relationship. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an Employee, Director, Consultant or other service provider of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and the Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

5.12    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company, the Subsidiaries and Participant with respect to the subject matter hereof.
5.13    Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice, or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A so long as such actions do not reduce the after-tax value of the Award to the Participant. Notwithstanding anything herein to the contrary, no provision of the Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Participant or any other person to the Company or any of its Subsidiaries, employees or agents.
5.14    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
5.15    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the SAR, and rights no greater than the right to receive shares of Common Stock or cash as a general unsecured creditor with respect to the SAR, as and when exercised pursuant to the terms hereof.
5.16    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.